EXHIBIT 99.1

Integer Holdings Corporation Reports Results for Fourth Quarter and Full Year 2025

~ Delivered 8% sales growth and 21% adjusted EPS growth in full year 2025 ~
~ 2026 Outlook maintains midpoint of sales growth and high end of adjusted EPS growth from October outlook ~
~ Continue to expect 200bps above-market organic sales growth in 2027 ~

PLANO, Texas, Feb. 19, 2026 (GLOBE NEWSWIRE) -- Integer Holdings Corporation (NYSE:ITGR), a leading contract development and manufacturing organization, today announced results for the three and twelve months ended December 31, 2025. Unless otherwise stated, all results and comparisons are from continuing operations.

Fourth Quarter 2025 Financial Results (compared to fourth quarter 2024, except as noted)

  Sales increased 5% to $472 million.
  GAAP operating income decreased $1 million to $56 million, a decrease of 2%. Adjusted operating income increased $7 million to $83 million, an increase of 10%.
  GAAP income from continuing operations increased $16 million to $49 million, an increase of 47%. Adjusted net income increased $11 million to $62 million, an increase of 22%.
  GAAP diluted EPS from continuing operations increased $0.47 per share to $1.38 per share, an increase of 52%. Adjusted EPS increased $0.33 per share to $1.76 per share, an increase of 23%.
  Adjusted EBITDA increased $11 million to $106 million, an increase of 11%.
  Repurchased 698,356 common shares for $50 million.

Full Year 2025 Financial Results (compared to full year 2024)

  Sales increased 8% to $1.854 billion.
  GAAP operating income increased $13 million to $221 million, an increase of 6%. Adjusted operating income increased $37 million to $321 million, an increase of 13%.
  GAAP income from continuing operations decreased $18 million to $103 million, a decrease of 15%. Adjusted net income increased $42 million to $226 million, an increase of 23%.
  GAAP diluted EPS from continuing operations decreased $0.51 per share to $2.89 per share, a decrease of 15%. Adjusted EPS increased $1.10 per share to $6.40 per share, an increase of 21%.
  Adjusted EBITDA increased $42 million to $402 million, an increase of 12%.
  Generated $196 million of cash flow from operating activities.
  Total debt increased $195 million to $1.185 billion. Non-GAAP net total debt increased $236 million to $1.190 billion, primarily to finance acquisitions, costs associated with the 2030 convertible notes offering, and share repurchases, resulting in a leverage ratio of 3.0 times adjusted EBITDA as of December 31, 2025.

“Integer delivered strong performance in 2025, achieving 8% sales growth, 13% adjusted operating income growth, and a 21% increase in adjusted EPS. We have tightened the 2026 outlook range around the midpoint of our preliminary outlook provided last October and continue to expect solid underlying growth to be partially offset by select new product headwinds,” said Payman Khales, Integer’s president and CEO. “We remain focused on our strategy of advancing our customers’ goals through industry-leading engineering and manufacturing. We have built a diverse portfolio and a strong pipeline, positioning Integer to return to 200 basis points above-market organic sales growth in 2027 and deliver sustainable, long-term value for our shareholders.”

Discussion of Product Line Fourth Quarter and Full Year Sales

  Cardio & Vascular sales increased 11% to $284 million in the fourth quarter 2025 compared to fourth quarter 2024, driven by the Precision Coating and VSi Parylene acquisitions, and strong demand in Neurovascular. Full year sales increased 17% year-over-year to $1.107 billion, driven by strong growth from new product ramps in Electrophysiology, contributions from acquisitions, and strong demand in Neurovascular.
  Cardiac Rhythm Management & Neuromodulation sales decreased 2% to $167 million in the fourth quarter 2025 compared to fourth quarter 2024, as Cardiac Rhythm Management growth was offset by a decline in Neuromodulation, primarily driven by lower demand from select emerging customers with PMA (premarket approval) products. Full year sales increased 1% year-over-year to $669 million, with Cardiac Rhythm Management and Neuromodulation growing at market, offset by the planned decline of an early spinal cord stimulation Neuromodulation finished implantable pulse generator (non-emerging) customer, announced in 2020.
  Other Markets sales decreased 13% to $21 million in the fourth quarter 2025 compared to fourth quarter 2024. Full year sales decreased 27% year-over-year to $78 million. The fourth quarter and full year performance was driven by the decline in Portable Medical from the multi-year exit announced in 2022.

Accelerated Share Repurchase

The Company intends to commence an accelerated share repurchase program (“ASR”) to repurchase approximately $50 million of the Company’s common stock under its existing share repurchase program previously authorized by the Board of Directors, which authorized the repurchase of up to $200 million of the Company’s common stock. In connection with the ASR, the Company intends to enter into an accelerated share repurchase agreement (“ASR Agreement”). The Company intends to fund the repurchase of its common stock under the ASR with available cash on hand and borrowings from its credit facility. The exact number of shares of common stock that the Company will ultimately repurchase under the ASR Agreement will be based on the daily volume-weighted average prices of its common stock during the repurchase period, less a discount and subject to adjustments pursuant to the terms and conditions of the ASR Agreement. There can be no assurance that the ASR will commence at expected pricing levels, within expected time frames, or at all.

2026 Outlook(a)

(dollars in millions, except per share amounts)	GAAP		Non-GAAP(b)
	As Reported	Change from Prior Year	Adjusted	Change from Prior Year
Sales	$1,826 to $1,876	(1)% to 1%	N/A	N/A
Operating income	$184 to $204	(17)% to (8)%	$304 to $324	(5)% to 1%
EBITDA	N/A	N/A	$391 to $414	(3)% to 3%
Net income	$121 to $138	18% to 34%	$216 to $232	(4)% to 3%
Diluted earnings per share	$3.53 to $4.01	22% to 39%	$6.29 to $6.78	(2)% to 6%
Cash flow from operating activities	$200 to $220	2% to 12%	N/A	N/A

(a)   Except as described below, further reconciliations by line item to the closest corresponding GAAP financial measure for adjusted operating income, adjusted EBITDA, adjusted net income and adjusted earnings per share (“EPS”), included in our “2026 Outlook” above, and adjusted total interest expense, adjusted effective tax rate and leverage ratio in “Supplemental Financial Information” below, are not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and visibility of the charges excluded from these non-GAAP financial measures.
(b)   Adjusted operating income for 2026 consists of GAAP operating income, excluding items such as amortization of intangible assets, restructuring and restructuring-related charges, and acquisition and integration costs, totaling approximately $120 million, pre-tax.
Adjusted net income for 2026 consists of GAAP income from continuing operations, excluding items such as amortization of intangible assets, restructuring and restructuring-related charges, acquisition and integration costs, other general expenses, and ERP implementation expenses, estimated to approximate $120 million, pre-tax. The after-tax impact of these items is estimated to be approximately $95 million, or approximately $2.76 per diluted share.
Adjusted EBITDA is expected to consist of adjusted net income, excluding items such as depreciation, interest, stock-based compensation and taxes totaling approximately $175 million to $183 million.

Supplemental Financial Information

(dollars in millions)	2026 Outlook	2025 Actual
Depreciation and amortization(a)	$131 to $141	$131
Adjusted total interest expense(b)	$38 to $40	$42
Stock-based compensation(a)	$22 to $25	$21
Restructuring, acquisition and other charges(c)	$50 to $60	$36
Adjusted effective tax rate(d)	16.0% to 18.0%	17.2%
Leverage ratio(e)	2.5x to 3.5x	3.0x
Capital expenditures(f)	$95 to $105	$91
Cash income tax payments	$28 to $32	$28

(a)   Excludes amounts included in Restructuring, acquisition and other charges.
(b)   Adjusted total interest expense refers to our expected full-year GAAP interest expense, expected to range from $38 million to $40 million for 2026, adjusted to remove the full-year impact of charges associated with the accelerated write-off of debt discounts and deferred issuance costs (loss on extinguishment of debt) included in GAAP interest expense, if any. Adjusted total interest expense for 2025 included GAAP interest expense of $43 million.
(c)   Restructuring, acquisition and other charges consists of restructuring and restructuring-related charges, acquisition and integration costs, ERP implementation costs, other general expenses and incremental costs of complying with the new European Union medical device regulations.
(d)   Adjusted effective tax rate refers to our full-year GAAP effective tax rate, expected to range from 17.0% to 19.0% for 2026, adjusted to reflect the full-year impact of the items that are excluded in providing adjusted net income and certain other identified items. Adjusted effective tax rate of 17.2% for 2025 consists of GAAP effective tax rate of 18.0% adjusted to reflect the impact on the income tax provision related to Non-GAAP adjustments.
(e)   Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding leverage ratio.
(f)   Capital expenditures is calculated as cash used to acquire property, plant, and equipment (PP&E) less cash proceeds from the sale of PP&E.

Summary Financial Results
(dollars in thousands, except per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2025	2024	Change	2025	2024	Change
Operating income	$55,935	$57,032	(1.9)%	$221,264	$208,238	6.3%
Income from continuing operations	$48,608	$32,973	47.4%	$102,830	$121,053	(15.1)%
Diluted EPS from continuing operations	$1.38	$0.91	51.6%	$2.89	$3.40	(15.0)%

EBITDA(a)	$91,596	$81,419	12.5%	$299,269	$313,644	(4.6)%
Adjusted EBITDA(a)	$105,990	$95,066	11.5%	$402,348	$360,663	11.6%
Adjusted operating income(a)	$83,285	$75,975	9.6%	$321,370	$284,642	12.9%
Adjusted net income(a)	$61,778	$50,505	22.3%	$225,660	$183,688	22.8%
Adjusted EPS(a)	$1.76	$1.43	23.1%	$6.40	$5.30	20.8%

(a)   EBITDA, Adjusted EBITDA, Adjusted operating income, Adjusted net income, and Adjusted EPS are Non-GAAP financial measures. Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of Non-GAAP financial measures. Refer to Tables A, B and C at the end of this release for reconciliations of adjusted amounts to the closest corresponding GAAP financial measures.

Summary Product Line Results
(dollars in thousands)

	Three Months Ended December 31,
	2025	2024	Change	Organic Change(a)
Cardio & Vascular	$284,209	$255,298	11.3%	4.4%
Cardiac Rhythm Management & Neuromodulation	167,304	170,524	(1.9)%	(1.9)%
Other Markets	20,547	23,675	(13.2)%	5.9%
Total Sales	$472,060	$449,497	5.0%	2.0%

	Year Ended December 31,
	2025	2024	Change	Organic Change(a)
Cardio & Vascular	$1,107,084	$949,576	16.6%	10.2%
Cardiac Rhythm Management & Neuromodulation	668,803	660,610	1.2%	1.2%
Other Markets	77,750	106,410	(26.9)%	1.1%
Total Sales	$1,853,637	$1,716,596	8.0%	6.4%

(a)   Organic sales change is a Non-GAAP financial measure. Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of Non-GAAP financial measures and refer to Table D at the end of this release for a reconciliation of these amounts.

Conference Call Information

The Company will host a conference call on Thursday, February 19, 2026, at 8 a.m. CT / 9 a.m. ET to discuss these results. The scheduled conference call will be webcast live and is accessible through our website at investor.integer.net or by dialing (800) 715-9871 (U.S.) or (646) 307-1963 (outside U.S.) and the conference ID is 3120125. The call will be archived on the Company’s website. An earnings call slide presentation containing supplemental information about the Company’s results will be posted to our website at investor.integer.net prior to the conference call and will be referenced during the conference call.

From time to time, the Company posts information that may be of interest to investors on its website at investor.integer.net. To automatically receive Integer financial news by email, please visit investor.integer.net and subscribe to email alerts.

About Integer®

Integer Holdings Corporation (NYSE: ITGR) is one of the largest medical device contract development and manufacturing organizations (CDMOs) in the world, serving the cardio and vascular, neuromodulation, and cardiac rhythm management markets. As a strategic partner of choice, we advance the goals of our medical device customers through industry-leading engineering and manufacturing, with a relentless commitment to quality, service, and innovation. The company's brands include Greatbatch Medical® and Lake Region Medical®. Additional information is available at www.integer.net.

Investor Relations

Kristen Stewart
551.337.3973
kristen.stewart@integer.net

Notes Regarding Non-GAAP Financial Information

In addition to our results reported in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we provide adjusted net income, adjusted EPS, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted operating income, and organic sales change. Unless otherwise indicated, all financial metrics presented reflect continuing operations only.

Adjusted net income and adjusted EPS consist of GAAP income (loss) from continuing operations and diluted EPS from continuing operations, respectively, adjusted for the following to the extent occurring during the period: (i) amortization of intangible assets, (ii) certain legal expenses; (iii) restructuring and restructuring-related charges; (iv) acquisition and integration costs; (v) other general expenses; (vi) ERP implementation, (vii) (gain) loss on equity investments; (viii) extinguishment of debt charges, (ix) debt conversion inducement expense; (x) European Union medical device regulation incremental charges; (xi) inventory step-up amortization; (xii) unusual, or infrequently occurring items; (xiii) the income tax provision (benefit) related to these adjustments and (xiv) certain tax items that are outside the normal tax provision for the period. Adjusted EPS is calculated by dividing adjusted net income by adjusted weighted average shares.

The weighted average shares used to calculate diluted EPS in accordance with GAAP includes dilution, when applicable, resulting from the potential conversion of our 2028 Convertible Notes and 2030 Convertible Notes (collectively, the “Convertible Notes”). In connection with the issuance of the Convertible Notes, we entered into capped call contracts which are expected to reduce the potential dilution on our common stock in connection with any conversion of the Convertible Notes, subject to a cap. Adjusted weighted average shares consists of GAAP weighted average shares used to calculate diluted EPS, including, when applicable, dilutive common stock equivalents that were excluded from weighted average shares used to calculate diluted EPS as their inclusion would be anti-dilutive and excluding, when applicable, dilution resulting from the potential conversion of our Convertible Notes expected to be offset by the capped call contracts.

EBITDA is calculated by adding back interest expense, provision for income taxes, depreciation expense, and amortization expense from intangible assets and financing leases, to income (loss) from continuing operations, which is the most directly comparable GAAP financial measure. Adjusted EBITDA consists of EBITDA plus adding back stock-based compensation and the same adjustments as listed above except for items (i), (viii), (xiii) and (xiv). Adjusted operating income consists of operating income adjusted for the same items listed above except for items (vii), (viii), (ix), (xiii) and (xiv).

Organic sales change is reported sales growth adjusted to remove the impact of foreign currency, the contribution of acquisitions and the strategic exit of the Portable Medical market. To calculate the impact of foreign currency on sales growth rates, we convert any sale made in a foreign currency by converting current period sales into prior period sales using the exchange rate in effect at that time and then compare the two, negating any effect foreign currency had on our transactional revenue. For contribution of acquisitions, we exclude the impact on the growth rate attributable to the contribution of acquisitions in all periods where there were no comparable sales. For the strategic exit of the Portable Medical market, we exclude the impact on the growth rate attributable to Portable Medical sales for all periods presented.

We believe that the presentation of adjusted net income, adjusted EPS, EBITDA, adjusted EBITDA, adjusted operating income, and organic sales change, provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations. In addition to the performance measures identified above, we believe that net total debt and leverage ratio provide meaningful measures of liquidity and a useful basis for assessing our ability to fund our activities, including the financing of acquisitions and debt repayments. Net total debt is calculated as total principal amount of debt outstanding less cash and cash equivalents. We calculate leverage ratio as net total debt divided by adjusted EBITDA for the trailing 4 quarters.

Forward-Looking Statements

Some of the statements contained in this press release and other written and oral statements made from time to time by us and our representatives are not statements of historical or current fact. As such, they are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby under the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current expectations, and these statements are subject to known and unknown risks, uncertainties and assumptions. Forward-looking statements include, but are not limited to, statements relating to: our 2026 outlook, including with respect to future sales, organic sales, cash flows from operating activities, operating income, EBITDA, net income, diluted earnings per share, expenses, and profitability; 2026 outlook for depreciation and amortization, interest expense, stock-based compensation, restructuring, acquisition and other charges, effective tax rate, leverage ratio, capital expenditures and cash income tax payments; our strategy of advancing our customers’ goals through industry-leading engineering and manufacturing and delivering sustainable, long-term value for our stockholders; our 2027 outlook, including our expected return to above-market organic sales growth; expected share repurchase activity and our entry into an ASR; and other events, conditions or developments that will or may occur in the future. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “forecast,” “outlook,” “assume,” “potential” or “continue” or variations or the negative counterparts of these terms or other comparable terminology. These statements are only predictions and are no guarantee of future performance, and investors should not place undue reliance on forward-looking statements as predictive of future results. Actual events or results may differ materially from those stated or implied by these forward-looking statements. In evaluating these statements and our prospects, you should carefully consider the factors set forth below. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary factors and to others contained throughout this report.

Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors and other risks and uncertainties that arise from time to time are described in Item 1A, “Risk Factors” of our Annual Report on Form 10-K and in our other periodic filings with the SEC and include, but are in no way limited to, the following:

  operational risks, such as our dependence upon a limited number of customers; reductions, delays or cancellations in demand from any significant customer or group of customers; pricing pressures and contractual pricing restraints we face from customers; our reliance on third-party suppliers for raw materials, key products and subcomponents; the cost of raw materials, products and subcomponents that are incorporated into our products; trade regulations; changes in order forecasts; our ability to predict and meet the demand for our products; interruptions in our manufacturing operations; uncertainty surrounding macroeconomic and geopolitical factors in the U.S. and globally; our ability to attract, train and retain a sufficient number of qualified associates to maintain and grow our business; the potential for harm to our reputation and competitive advantage caused by quality problems related to our products; our dependence upon our information technology systems and our ability to prevent cyber-attacks and other failures; global climate change and the emphasis on Environmental, Social and Governance matters by various stakeholders; our dependence upon our senior management team and key technical personnel; and consolidation in the healthcare industry both at a competitor and customer level resulting in increased competition and pricing pressure;
  strategic risks, such as the intense competition we face and our ability to successfully market our current or new products; our ability to recover the R&D investments made in the development of new products; our customers in-sourcing or dual sourcing production; our ability to respond to changes in technology; our ability to develop new products and expand into new geographic and product markets; and our ability to successfully identify, make and integrate acquisitions to expand and develop our business in accordance with expectations;
  market, financial and indebtedness risks, such as our ability to accurately forecast future performance based on operating results that often fluctuate; the volatility of our stock price; our failure to meet our publicly announced guidance; the ability of our share repurchase program, including the ASR, to enhance shareholder value; shareholder activism; our significant amount of outstanding indebtedness and our ability to remain in compliance with financial and other covenants under the credit agreement governing our Senior Secured Credit Facilities; economic and credit market uncertainties that could interrupt our access to capital markets, borrowings or financial transactions; the conditional conversion features of our Convertible Notes adversely impacting our liquidity; the conversion of our Convertible Notes diluting ownership interests of existing holders of our common stock; the counterparty risk associated with our capped call transactions; the financial and market risks related to our international sales and operations; our complex international tax profile; and our ability to realize the full value of our intangible assets;
  legal and compliance risks, such as legal proceedings against us; regulatory issues resulting from product complaints, recalls or regulatory audits; the potential of becoming subject to product liability or intellectual property claims; our ability to protect our intellectual property and proprietary rights; our ability to comply with customer-driven policies and third-party standards or certification requirements; our ability to obtain and/or retain necessary licenses from third parties for new technologies; our ability and the cost to comply with environmental regulations; legal and regulatory risks from our international operations; the fact that the healthcare industry is highly regulated and subject to various regulatory changes; and our business being indirectly subject to healthcare industry cost containment measures and third-party coverage and reimbursement policies that could result in reduced sales of our products; and
  other risks and uncertainties that arise from time to time.

Unless otherwise noted, the forward-looking information in this press release is representative as of today only. Except as may be required by law, we assume no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Condensed Consolidated Balance Sheets - Unaudited
(in thousands)

	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$17,161	$46,543
Accounts receivable, net	346,079	245,269
Inventories	253,739	247,126
Contract assets	112,546	103,772
Prepaid expenses and other current assets	40,572	28,409
Total current assets	770,097	671,119
Property, plant and equipment, net	536,427	465,798
Goodwill	1,110,908	1,017,729
Other intangible assets, net	825,435	778,286
Deferred income taxes	8,994	8,309
Operating lease assets	98,437	86,082
Financing lease assets	37,109	27,689
Other long-term assets	23,170	22,959
Total assets	$3,410,577	$3,077,971
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$10,000
Accounts payable	113,130	101,498
Operating lease liabilities	9,099	7,352
Accrued expenses and other current liabilities	109,812	108,323
Total current liabilities	232,041	227,173
Long-term debt	1,185,179	980,153
Deferred income taxes	116,327	124,608
Operating lease liabilities	81,899	77,702
Financing lease liabilities	28,578	23,760
Other long-term liabilities	19,910	25,360
Total liabilities	1,663,934	1,458,756
Stockholders’ equity:
Common stock	35	34
Additional paid-in capital	771,223	741,977
Treasury stock	(76,872)	—
Retained earnings	994,055	891,247
Accumulated other comprehensive income (loss)	58,202	(14,043)
Total stockholders’ equity	1,746,643	1,619,215
Total liabilities and stockholders’ equity	$3,410,577	$3,077,971

Condensed Consolidated Statements of Operations - Unaudited
(in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Sales	$472,060	$449,497	$1,853,637	$1,716,596
Cost of sales	347,304	332,701	1,353,251	1,257,582
Gross profit	124,756	116,796	500,386	459,014
Operating expenses:
Selling, general and administrative	57,214	47,468	211,748	185,202
Research, development and engineering	10,109	10,614	49,499	53,425
Restructuring and other charges	1,498	1,682	17,875	12,149
Total operating expenses	68,821	59,764	279,122	250,776
Operating income	55,935	57,032	221,264	208,238
Interest expense	9,280	13,234	43,206	56,374
(Gain) loss on equity investments, net	(327)	2,815	(550)	780
Other loss, net	175	1,725	53,212	3,521
Income from continuing operations before income taxes	46,807	39,258	125,396	147,563
Provision (benefit) for income taxes	(1,801)	6,285	22,566	26,510
Income from continuing operations	48,608	32,973	102,830	121,053
Loss from discontinued operations	$—	$(270)	$(22)	$(1,157)
Net income	$48,608	$32,703	$102,808	$119,896

Basic earnings per share:
Income from continuing operations	$1.39	$0.98	$2.96	$3.60
Loss from discontinued operations	—	(0.01)	—	(0.03)
Basic earnings per share	1.39	0.97	2.96	3.57

Diluted earnings per share:
Income from continuing operations	$1.38	$0.91	$2.89	$3.40
Loss from discontinued operations	—	(0.01)	—	(0.03)
Diluted earnings per share	1.38	0.90	2.89	3.36

Weighted average shares outstanding:
Basic	34,865	33,665	34,735	33,601
Diluted	35,144	36,243	35,594	35,649

Condensed Consolidated Statements of Cash Flows(a)- Unaudited
(in thousands)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income	$102,808	$119,896
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	130,667	111,031
Debt related charges included in interest expense	6,882	4,057
Debt conversion inducement expense	46,681	—
Inventory step-up amortization	—	1,056
Stock-based compensation	23,224	24,767
Non-cash lease expense	10,160	9,125
Non-cash (gain) loss on equity investments	(550)	780
Contingent consideration fair value adjustment	(2,266)	(3,550)
Other non-cash losses	1,693	6,954
Deferred income taxes	(2,687)	(14,110)
Gain on sale of discontinued operations	(46)	(177)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(82,382)	(6,532)
Inventories	(2,576)	(18,079)
Contract assets	(7,277)	(18,447)
Prepaid expenses and other assets	(2,495)	(229)
Accounts payable	(566)	(16,620)
Accrued expenses and other liabilities	(20,269)	4,472
Income taxes payable	(4,853)	811
Net cash provided by operating activities	196,148	205,205
Cash flows from investing activities:
Acquisition of property, plant and equipment	(91,032)	(105,357)
Acquisitions, net of cash acquired	(178,872)	(138,544)
Proceeds (settlement of working capital) from sale of discontinued operations, net	(950)	48,698
Other investing activities	123	(211)
Net cash used in investing activities	(270,731)	(195,414)
Cash flows from financing activities:
Principal payments of long-term debt	(667,710)	(6)
Proceeds from issuance of convertible notes, net of discount	977,500	—
Proceeds from revolving credit facility	307,000	274,500
Payments of revolving credit facility	(433,000)	(247,500)
Purchase of capped calls	(71,000)	—
Payment of debt issuance costs	(1,386)	(2,075)
Repurchases of common stock	(50,014)	—
Proceeds from the exercise of stock options	3,644	742
Tax withholdings related to net share settlements of restricted stock units	(16,918)	(10,938)
Principal payments on finance leases	(5,924)	(10,723)
Other financing activities	1,366	9,321
Net cash provided by financing activities	43,558	13,321
Effect of foreign currency exchange rates on cash and cash equivalents	1,643	(243)
Net increase (decrease) in cash and cash equivalents	(29,382)	22,869
Cash and cash equivalents, beginning of year	46,543	23,674
Cash and cash equivalents, end of year	$17,161	$46,543

(a) The Condensed Consolidated Statements of Cash Flows - Unaudited for the year ended December 31, 2024 includes cash flows related to discontinued operations.

Reconciliations of Non-GAAP Measures from Continuing Operations

Table A: Adjusted Net Income and Adjusted EPS Reconciliations
(in thousands, except per share data)

	Three Months Ended December 31,
	2025			2024
	Pre-Tax	Net of Tax	Per Diluted Share(a)	Pre-Tax	Net of Tax	Per Diluted Share(a)
Income from continuing operations (GAAP)	$46,807	$48,608	$1.38	$39,258	$32,973	$0.91
Adjustments(b):
Amortization of intangible assets	17,128	13,795	0.39	14,028	11,296	0.32
Certain legal expenses(c)	354	279	0.01	304	240	0.01
Restructuring and restructuring-related charges(d)	3,767	3,442	0.10	1,517	1,205	0.03
Acquisition and integration costs(e)	44	394	0.01	533	433	0.01
Other general expenses(f)	1,173	94	—	167	132	—
ERP implementation(g)	1,651	1,305	0.04	—	—	—
(Gain) loss on equity investments(h)	(327)	(258)	(0.01)	2,815	2,224	0.06
Loss on extinguishment of debt(i)	26	20	—	—	—	—
Medical device regulations(j)	338	267	0.01	186	147	—
Other adjustments(k)	2,895	2,287	0.07	2,208	1,744	0.05
Tax adjustments(l)	—	(8,455)	(0.24)	—	111	—
Impact of capped call option contracts(m)	—	—	—	—	—	0.02
Adjusted net income (Non-GAAP)	$73,856	$61,778	$1.76	$61,016	$50,505	$1.43

	Year Ended December 31,
	2025			2024
	Pre-Tax	Net of Tax	Per Diluted Share	Pre-Tax	Net of Tax	Per Diluted Share
Income from continuing operations (GAAP)	$125,396	$102,830	$2.89	$147,563	$121,053	$3.40
Adjustments(b):
Amortization of intangible assets	64,348	51,810	1.47	54,614	43,964	1.27
Certain legal expenses(c)	646	510	0.01	1,139	900	0.03
Restructuring and restructuring-related charges(d)	10,193	8,576	0.24	7,255	5,774	0.17
Acquisition and integration costs(e)	8,165	6,828	0.19	8,941	7,091	0.20
Other general expenses (gains)(f)	7,426	4,864	0.14	(805)	(521)	(0.02)
ERP implementation(g)	1,651	1,305	0.04	—	—	—
(Gain) loss on equity investments(h)	(550)	(434)	(0.01)	780	616	0.02
Loss on extinguishment of debt(i)	893	705	0.02	—	—	—
Debt conversion inducement expense(n)	46,681	46,681	1.32	—	—	—
Medical device regulations(j)	1,033	816	0.02	948	749	0.02
Other adjustments(k)	6,644	5,249	0.15	3,256	2,572	0.07
Inventory step-up amortization (COS)(o)	—	—	—	1,056	834	0.02
Tax adjustments(l)	—	(4,080)	(0.12)	—	656	0.02
Impact of capped call option contracts(m)	—	—	0.02	—	—	0.09
Adjusted net income (Non-GAAP)	$272,526	$225,660	$6.40	$224,747	$183,688	$5.30

(a)   Income from continuing operations (GAAP) per diluted share amounts are calculated in accordance with GAAP using weighted average shares for diluted EPS. The per share amounts for the adjustments in the table above and adjusted net income are calculated using adjusted weighted average shares. The following table provides a reconciliation from GAAP weighted average shares for diluted EPS to non-GAAP adjusted weighted average shares.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Weighted average shares for diluted EPS (GAAP)	35,144	36,243	35,594	35,649
Less: 2028 Convertible Notes capped call options impact	—	920	316	999
Adjusted weighted average shares (non-GAAP)	35,144	35,323	35,278	34,650

(b)   The difference between pre-tax and net of tax amounts is the estimated tax impact related to the respective adjustment. Net of tax amounts are computed using a 21% U.S. tax rate, and the statutory tax rates applicable in foreign tax jurisdictions, as adjusted for the existence of net operating losses (“NOLs”). Expenses that are not deductible for tax purposes (i.e. permanent tax differences) are added back at 100%.
(c)   Certain legal expenses associated with non-ordinary course legal matters.
(d)   We initiate discrete restructuring programs primarily to realign resources to better serve our customers and markets, improve operational efficiency and capabilities, and lower operating costs or improve profitability. Depending on the program, restructuring charges may include termination benefits, contract termination, facility closure and other exit and disposal costs. Restructuring-related expenses are directly related to the program and may include retention bonuses, accelerated depreciation, consulting expense and costs to transfer manufacturing operations among our facilities.
(e)   Acquisition and integration costs are incremental costs that are directly related to a business or asset acquisition. These costs may include, among other things, professional, consulting and other fees, system integration costs, and fair value adjustments relating to contingent consideration.
(f)   Other general expenses are discrete transactions occurring sporadically and affect period-over-period comparisons. Amounts for the quarter and year ended December 31, 2025 include $0.7 million and $6.9 million primarily related to termination benefits from actions to align labor with manufacturing volumes. Amount for 2024 includes loss recoveries of $1.2 million recorded during the second quarter of 2024 relating to property damage which occurred in the fourth quarter of 2023 at one of our manufacturing facilities. Amounts for both years also include gains and losses in connection with the disposal of property, plant and equipment.
(g)   These adjustments represent direct and incremental costs incurred in connection with our implementation of a new global enterprise resource planning ("ERP") solution and related IT transition costs. An implementation of this scale is a significant undertaking and will require substantial time and attention of management and key employees. The associated costs do not represent normal and recurring operating expenses and will be inconsistent in amounts and frequency making it difficult to contribute to a meaningful evaluation of our operating performance.
(h)   Amounts reflect our share of equity method investee (gains) losses including unrealized appreciation/depreciation of the underlying interests of the investee.
(i)   Loss on extinguishment of debt consists of accelerated write-offs of unamortized deferred debt issuance costs and discounts, which are included in interest expense.
(j)   The charges represent incremental costs of complying with the new European Union medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses.
(k)   Other adjustments include costs which impact period-to-period comparability and do not represent the underlying ongoing results of our business. Amounts for the 2025 and 2024 periods primarily relate to costs associated with leadership transitions and certain formal strategic projects. Other adjustments for the quarter and year ended December 31, 2025 included leadership transition costs of $2.4 million and $4.1 million, respectively, and costs related to strategic projects of $0.5 million and $2.5 million, respectively. Other adjustments for the quarter and year ended December 31, 2024 included pre-tax charges for inventory write-offs of $1.8 million related to an insolvent customer and pre-tax costs related to strategic projects of $0.4 million and $1.5 million, respectively.
(l)   The fourth quarter of 2025 includes a tax benefit of $3.9 million, related to the finalization of the Company’s tax position during the fourth quarter of 2025 and ultimate deductibility of a deferred tax asset that was written off in the first quarter of 2025, and $4.7 million, related to the release of uncertain tax benefits and interest related to acquired foreign tax credits for which the establishment of the uncertain tax benefit was previously adjusted in prior years. Tax adjustments for the 2024 periods predominately relate to changes to uncertain tax benefits and associated interest.
(m)   Represents the per share amount attributable to the reduction in dilution upon assumed exercise of the capped call option contracts.
(n)   Debt conversion inducement expense relates to the partial exchange of the 2028 Convertible Notes and is recorded within Other loss, net in the Condensed Consolidated Statements of Operations.
(o)   The accounting associated with our acquisitions requires us to record inventory at its fair value, which is sometimes greater than the previous book value of inventory. The increase in inventory value is amortized to cost of sales over the period that the related inventory is sold. We exclude inventory step-up amortization from our non-GAAP financial measures because it is a non-cash expense that we do not believe is indicative of our ongoing operating results.

Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of non-GAAP financial measures.

Table B: Adjusted Operating Income Reconciliations
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Operating income (GAAP)	$55,935	$57,032	$221,264	$208,238
Adjustments:
Amortization of intangible assets	17,128	14,028	64,348	54,614
Certain legal expenses	354	304	646	1,139
Restructuring and restructuring-related charges	3,767	1,517	10,193	7,255
Acquisition and integration costs	44	533	8,165	8,941
Other general expenses (gains)	1,173	167	7,426	(805)
ERP implementation	1,651	—	1,651	—
Medical device regulations	338	186	1,033	948
Other adjustments	2,895	2,208	6,644	3,256
Inventory step-up amortization	—	—	—	1,056
Adjusted operating income (Non-GAAP)	$83,285	$75,975	$321,370	$284,642

Table C: EBITDA and Adjusted EBITDA Reconciliations
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Income from continuing operations (GAAP)	$48,608	$32,973	$102,830	$121,053

Interest expense	9,280	13,234	43,206	56,374
Provision (benefit) for income taxes	(1,801)	6,285	22,566	26,510
Depreciation(a)	17,014	14,095	61,602	52,519
Amortization of intangible assets and financing leases	18,495	14,832	69,065	57,188
EBITDA (Non-GAAP)	91,596	81,419	299,269	313,644
Certain legal expenses	354	304	646	1,139
Stock-based compensation(b)	4,499	5,917	21,190	24,449
Restructuring and restructuring-related charges	3,767	1,517	10,193	7,255
Acquisition and integration costs	44	533	8,165	8,941
Other general expenses	1,173	167	7,426	(805)
ERP implementation	1,651	—	1,651	—
(Gain) loss on equity investments	(327)	2,815	(550)	780
Debt conversion inducement expense	—	—	46,681	—
Medical device regulations	338	186	1,033	948
Other adjustments	2,895	2,208	6,644	3,256
Inventory step-up amortization	—	—	—	1,056
Adjusted EBITDA (Non-GAAP)	$105,990	$95,066	$402,348	$360,663

(a)   Excludes amounts included in Restructuring and restructuring-related charges.
(b)   Total stock-based compensation expense less amounts included in Restructuring and restructuring-related charges, ERP implementation, and Other adjustments.

Table D: Organic Sales Change Reconciliation (% Change)

	GAAP Reported Growth	Impact of Foreign Currency(a)	Impact of Strategic Exits and Acquisitions(a)	Non-GAAP Organic Change
QTD Change (4Q2025vs. 4Q2024)
Cardio & Vascular	11.3%	0.4%	6.5%	4.4%
Cardiac Rhythm Management & Neuromodulation	(1.9)%	—%	—%	(1.9)%
Other Markets	(13.2)%	—%	(19.1)%	5.9%
Total Sales	5.0%	0.2%	2.8%	2.0%

YTD Change (2025vs.2024)
Cardio & Vascular	16.6%	0.2%	6.2%	10.2%
Cardiac Rhythm Management & Neuromodulation	1.2%	—%	—%	1.2%
Other Markets	(26.9)%	—%	(28.0)%	1.1%
Total Sales	8.0%	0.1%	1.5%	6.4%

(a)   Sales growth has been adjusted to exclude the impact of foreign currency exchange rate fluctuations, when applicable, and acquisitions and strategic exits.

Table E: Net Total Debt Reconciliation
(in thousands)

	December 31, 2025	December 31, 2024
Total debt	$1,185,179	$990,153
Add: Debt discounts and deferred issuance costs included in Total debt	22,105	10,841
Total principal amount of debt outstanding	1,207,284	1,000,994
Less: Cash and cash equivalents	17,161	46,543
Net Total Debt (Non-GAAP)	$1,190,123	$954,451